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                                                                   EXHIBIT 10(1)

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT entered into as of the 30th day of September, 1995, by and between CAPSURE HOLDINGS CORP. ("Capsure"), a Delaware corporation, and BRUCE A. ESSELBORN (the "Employee"), an individual.


                              W I T N E S S E T H:

     WHEREAS, Capsure or various of its current subsidiaries have employed the Employee since April 1, 1986 pursuant to Employment Agreements dated March 11, 1986, February 20, 1990, and February 20, 1995 (the "Prior Agreements"); and

     WHEREAS, Capsure wishes to continue to employ the Employee for the period provided in this Employment Agreement (the "New Agreement") and the Employee is willing to continue to serve in the employ of Capsure and of any direct or indirect subsidiary of it (collectively the "Companies");

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:


     Article One: Prior Agreements

     Capsure and the Employee mutually agree to terminate, to the extent not previously terminated, the Prior Agreements effective September 30, 1995.


     Article Two: Term and Employment

     A. (i) Capsure will now continue to employ the Employee on a rolling, two-year basis, with the period of the Employee's employment under this New Agreement commencing on September 30, 1995, and continuing for a minimum period of two years thereafter, with a provisional ending date of September 29, 1997 ("the Provisional Term"), such ending date subject to automatic extension as provided below. The period of the Employee's employment hereunder within the Provisional Term and any automatically extended terms is herein referred to as the "Employment Period".

       (ii) On October 1, 1995, and on each day thereafter, the Employment Period shall be extended automatically by one day unless at any time after October 1, 1995, Capsure delivers to the Employee, or the Employee delivers to Capsure, written notice that the Employment Period will not thereafter be further extended and will therefore end at the expiration of the then existing Employment Period, including any previous extensions. Following such notice, the Employment Period will not be further extended except by mutual agreement of Capsure and the Employee. Thus, after October 1, 1995, until written notice is received by

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either party, the Employment Period at any point in time shall be two years.
The Employment Period shall continue until the expiration of all automatic extensions effected as described above, unless and until it ceases or is terminated sooner as provided for in Article Five.

     B. During the Employment Period, the Employee shall serve as President of Capsure, and, unless and until Capsure shall sell, assign or transfer its ownership interest therein, Chairman of the Board of Directors, President, and Chief Executive Officer of United Capitol Holding Company ("UCHC") and United Capitol Insurance Company ("UCIC"). In that capacity, the Employee shall perform such duties as are commensurate with such office and as are consistent with past practice. In the event that Capsure shall sell, assign, or transfer its ownership interest in UCHC or UCIC, then upon the closing of any such sale, assignment or transfer, the Employee shall resign as Chairman of the Board of Directors, President and Chief Executive Officer of UCHC and/or UCIC, however, the Employee shall continue as the President of Capsure subject to and in accordance with the terms and conditions of this Agreement.

     C. The Employee accepts such employment and agrees to serve in the capacities set forth in this New Agreement and to perform such services commensurate with his position and offices and agrees diligently and competently to devote his entire business time and attention to such services, excepting disabilities, illness, vacation, paid holidays given by the Companies, and reasonable activities having a charitable, educational or other public interest purpose.

     D. During the Employment Period the Employee's office shall be customary to his position and shall be located in northern DeKalb County, Georgia, and the Employee shall not be obligated to maintain his office in any other place and shall not be required or obligated to relocate or transfer away from northern DeKalb County, Georgia. The Employee shall not be required to perform services which would make the continuance of either his normal homelife or his principal residence in its existing location unreasonably difficult or unreasonably inconvenient for him.


     Article Three: Compensation During the Employment Period

     A. Capsure will make available to the Employee, to the extent he satisfies the eligibility requirements thereof and to the extent permitted by law, any fringe or employee benefit program introduced generally to senior corporate officers. These benefits include, but are not limited to, pension, profit sharing, stock purchase, stock option, stock appreciation, savings, deferred compensation, bonus, life insurance, disability insurance, health insurance, major medical and hospitalization insurance, and other plans and policies authorized now or in the future which in any event shall provide benefits to the Employee at a level that, in the aggregate, are not significantly less than those currently in effect with respect to the Employee.

     B. During the Employment Period, Capsure shall pay to the Employee and the Employee shall accept for his services a minimum annual salary of $387,500, payable in accordance with the Capsure's customary payroll policy as in
effect  from  time  to  time.   At Capsure's option,  the  salary  described
herein  may  be  paid  through  one  of  the  Companies.

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Capsure reserves the right at any time and from time to time to increase the minimum annual salary of the Employee and shall review at least each year such minimum annual salary in relationship to the goals and performance of Capsure and the Companies and prevailing competitive conditions. To the extent that the Employee's minimum annual salary is increased, the new amount will become known as his new minimum annual salary and such new minimum annual salary shall not thereafter be reduced.

     The minimum or new minimum annual salary due the Employee excludes any bonus or any other employee benefit or perquisite to which the Employee is entitled and, when adjusting the Employee's salary, the Board of Directors of Capsure (or the Compensation Committee of Capsure or any other body or group of persons responsible for setting the Employee's salary) shall not take into consideration any bonuses, employee benefits or perquisites due the Employee.

     C. The Employee shall be entitled to, but not obligated to take, the number of paid vacation days in each calendar year determined by the Companies from time to time for its senior executive officers, but not less than four weeks in any calendar year. The Employee shall also be entitled to all paid holidays given by the Companies to its senior executive officers.

     D. Capsure's obligation to pay the Employee the minimum annual salary during the Employment Period may be extinguished only upon a termination of the Employee's employment pursuant to the provisions of Article Five.

     E. The Employee shall be entitled to an annual bonus and the amount of such bonus shall be determined and paid in February of each year, unless sooner agreed upon by both Capsure and the Employee, and the amount of such bonus shall be mutually agreed upon between the Employee and the Compensation Committee of Capsure (or any other body or group of persons responsible for setting the Employee's bonus).

     F. In addition to any other benefits provided to the Employee, Capsure and the Companies shall provide the Employee with the following during the term of this New Agreement:

        (i) the right to first class air travel and first class hotel accommodations;


        (ii) all reasonable club dues and membership fees for clubs and other similar organizations which are important to the conduct of the business of Capsure or the Companies and which he uses for business purposes;

        (iii) reasonable consultations with financial and tax advisors or counselors; and

        (iv)    an annual physical examination.


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     H. In addition to any other benefits to be provided to the Employee by
Capsure, Capsure shall pay the premiums on a term life insurance policy of the Employee's choice, insuring the life of the Employee in the face amount of not less than two million ($2,000,000.00) dollars during the term of this New Agreement, unless the Employee's employment is terminated pursuant to the provisions of Article Five, in which event the obligation hereunder shall immediately terminate. The Employee shall be the owner of the policy and shall have the right to designate the beneficiary thereunder and upon termination of his employment, he shall retain all rights to said policy. This policy shall be in addition to any group life policy provided by Capsure or the Companies to the Employee.

     I. Capsure or the Companies shall reimburse the Employee for all out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, including professional activities, upon the presentation of appropriate documentation therefore in accordance with the then customary procedures of Capsure or the Companies.


     Article Four: Notice of Breach

     Capsure and the Employee agree that, prior to the termination of the Employment Period by reason of any breach of any provisions of this New Agreement, the injured party will give the party or parties in breach written notice specifying such breach and permitting the party in breach to cure such breach within the period of thirty (30) days after receipt of such notice.


     Article Five: Termination by Mutual Agreement, Death, Disability or For
Cause

     This New Agreement and the Employment Period:

     A. May be terminated at any time by mutual agreement between the Employee and Capsure;


     B. Shall terminate immediately upon the death of the Employee, but the Employee's estate shall be entitled to receive the salary due the Employee for a period of six (6) months following the day the death of the Employee occurred. As a condition for the aforesaid payments, Capsure shall have the right to require submission of proof of the Employee's death;

     C. May be terminated by Capsure if, during the Employment Period, the Employee shall be unable to substantially perform the duties required of him pursuant to his employment due to any disability preventing him from performing such services for a period of six (6) cumulative months in a twelve consecutive month period. Capsure shall have the right to terminate the Employee's employment pursuant to this New Agreement on thirty (30) day's written notice, at the end of which time the Employee's employment and the Employment
Period  shall  be terminated.   As used in  this  New  Agreement,  the  term
"disability" shall mean the substantial inability of the Employee to perform his essential duties under this New Agreement as determined
by  an   independent   physician  selected  by  Capsure  with  the  approval
of  the


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Employee.  Any disability of less than six  cumulative months duration in a twelve consecutive month period shall not be cause for interruption, suspension or withholding of the salary due the Employee by Capsure;

     D. May be terminated by Capsure at any time "for cause" upon the giving of thirty (30) days prior written notice to the Employee, setting forth the basis of such termination. For the purpose of this New Agreement, the term "for cause" shall be limited to:

         (i) the willful engaging of the Employee in conduct materially injurious to Capsure or the Companies;

         (ii) continued and willful inattention and neglect by the Employee of the material duties to be performed by him, which inattention and neglect is not the result of illness or disability by the Employee and which inattention and neglect, after compliance with the provisions of Article Four hereof, does not cease within thirty (30) days after written notice thereof specifying the details of such conduct is given to the Employee;

         (iii) the conviction of the Employee of a felony under state or federal law, unless in any such case the Employee performed such act in good faith and in a manner Capsure reasonably believed to be in or not opposed to the best interests of Capsure or the Companies; and

         (iv) may be terminated upon a good faith determination by a majority vote of the Board members of Capsure that the termination of this New Agreement is necessary by reason of a determination by the insurance department of any state having jurisdiction over Capsure or any subsidiary or affiliate, that the Employee must be removed or disqualified from acting as an officer of Capsure or any of its company subsidiaries.

     If Capsure terminates this New Agreement for cause, all of the Employee's rights to receive salary and related benefits hereunder shall forthwith cease.


     Article Six:  Termination for Good Reason

     This New Agreement may be terminated by the Employee for a "good reason" (as hereinafter defined) without any reduction in benefits or of the amounts payable to him hereunder. The term "good reason" shall mean and include one or more of the following:

     A. A material change in the Employee's status or position(s) with Capsure or the Companies that represents a demotion from the Employee's status or position(s) in effect immediately before the effective date of this New Agreement; provided, however, that the change in position arising from a sale by Capsure of certain of its subsidiaries shall not constitute "good reason" pursuant to this Article Six;


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     B. The assignment to the Employee of any significant and material duties or responsibilities that are materially inconsistent with the Employee's status or position(s) in effect immediately before the effective date of this New Agreement;

     C. Notice by Capsure to the Employee of termination of his employment, this New Agreement or the Employment Period for any reason whatsoever, except in connection with (i) a notice that this Agreement shall terminate at the expiration of the then existing Employment Period pursuant to Section 2(A) hereof, or (ii) the termination of the Employee's employment for cause or as a result of the Employee's disability or death;

     D. A reduction in the minimum annual salary then being paid to the Employee by Capsure, or a reduction in his minimum or new minimum annual salary, or withdrawal from him of substantial fringe benefits (including participation in current or future stock option or stock appreciation plans) available to other senior corporate officers of Capsure or the Companies;

     E. A material increase in the Employee's responsibilities or duties without a commensurate increase in total compensation;

     F. A change in the Employee's place of employment without his written consent or the imposition of a requirement by Capsure or the Companies that the Employee be based anywhere other than northern DeKalb County, Georgia, or requirements or demands of the Employee to perform services which would make the continuance of his principal residence and home life in northern DeKalb County, Georgia unreasonably difficult or unreasonably inconvenient for him;

     G. A material increase in the frequency or duration of the Employee's business travel; and

     H. Other substantial, material and adverse changes in the Employee's conditions of employment imposed on him by Capsure or the Companies or any material breach by Capsure of the provisions of this New Agreement, after compliance with the provisions of Article Four hereof.

     Article Seven:  Termination Benefits

     If this New Agreement, the Employee's employment or the Employment Period is terminated by Capsure for any reason other than as provided in Section 2(A) or Article Five, or if this New Agreement is terminated by the Employee for good reason as provided in Article Six, the following benefits shall be paid or provided to the Employee:

     A. Compensation: A payment, payable in cash or by bank check or by wire transfer to the Employee's bank account, within 30 days after the effective date of such termination, equal to two times the Employee's "Annual Cash Compensation". "Annual Cash Compensation" as used herein shall mean the total cash compensation paid to the Employee during the last full calendar year, as would be required to be disclosed in Item 11 o f Capsure's Annual Report on Form 10-K pursuant to the Securities Exchange Act of 1934 and the rules and regulations

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thereunder, as in effect on the date hereof, whether or not Capsure is then subject to such reporting requirements (including amounts not required to be disclosed on the basis of immateriality, but excluding amounts payable pursuant to pension, retirement or stock option or stock incentive plans). Notwithstanding the foregoing, Capsure and the Employee agree that this lump sum payment, payable after termination of the Employee by Capsure as described above, or payable in the event of termination by the Employee for good reason (as hereinbefore defined), shall be paid to the Employee as liquidated damages in lieu of all obligations of Capsure to the Employee hereunder (other than the other obligations of Capsure to the Employee specifically set forth in Article Seven) and any other liability of Capsure to the Employee, including damage to his reputation, and that such an amount constitutes a realistic and reasonable valuation of the damages.

     B. Insurance Benefits: For a period not to exceed a maximum of 24 months after the termination date, the Employee is entitled to participate in all life insurance, medical, dental, health, and disability plans, programs or arrangements to the same degree as if he had remained in the employment of Capsure, to the extent such plans, programs, or arrangements are offered by Capsure during such 24-month period. In the event that the Employee's participation in any such continuing plan, program or arrangement is not directly permitted by the provisions of these plans, programs or arrangements, Capsure shall arrange, at its expense, to provide the Employee with substantially similar benefits.

     C. All unexercised options granted to the Employee shall fully vest immediately upon a termination by Capsure of the Employee's employment as described above, or a termination by the Employee for a good reason.

     If such a termination occurs at any time within two (2) years following a "Change in Control" (as hereinafter defined), Capsure will, at the election of the Employee by notice (the "Election") given to Capsure within eighty-five
(85) days following the Change in Control, pay to the Employee in cash equivalents an amount (an "option payment") equal to the excess, if any, of the fair market value for each share of Capsure's common stock subject to an unexercised option held by the Employee over the exercise price per share of such option(s). For purposes of determining the amount of the option payment, the fair market value for each share of Capsure's stock subject to an unexercised option held by the Employee shall be determined by calculating the average last trade price for Capsure's common stock traded on the New York Stock Exchange on each of the ten (10) business days prior to the delivery to Capsure of the Election by the Employee. Capsure shall pay the option payment to the Employee within five (5) business days following the receipt of the Election.

     D. Retirement Benefits: If such a termination occurs at any time within two years following a Change in Control, the Employee shall be deemed to be completely vested under all pension plans and all supplemental non-qualified plans, or any successor plan, (collectively, the "Retirement Plans") in effect immediately prior to the date the Change in Control occurs regardless of the Employee's actual vesting service credit thereunder. Any part of the foregoing retirement benefits which are not paid through the Retirement Plans shall be paid by Capsure. With the consent of the Employee, Capsure's obligation under this Section 7(D) may be satisfied by the purchase of an individual retirement annuity providing the foregoing retirement benefits

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are calculated in accordance with the provisions of the Retirement Plans in effect immediately prior to the date a Change in Control occurs.

     E. Executive Outplacement Counseling: If such a termination occurs at any time within two years following a Change in Control, upon written request of the Employee within two years from such termination date], Capsure shall engage an outplacement counseling service of national reputation to assist the Employee in obtaining employment. Employee shall be entitled to only one such engagement of an outplacement counseling service, and Capsure shall reimburse the Employee for all reasonable travel and other costs associated with such an engagement.

     F. Make-Whole Payments:

      (i) Notwithstanding any provisions to the contrary in this Agreement, if any payment made pursuant to this Article Seven which is in the nature of compensation payable to the Employee by Capsure (or any subsidiary thereof) under this Agreement or otherwise (a "Payment") would, if paid, constitute a "parachute payment" under
           Section 280G of the Internal Revenue Code of 1986, as amended ("the Code") or is subject to any tax under Section 4999 of the Code, or any similar federal, state, local, or other law, (an "Excise Tax"), then the Company shall pay to the Employee an additional amount (the "Make-Whole Amount") which, after payment of all income, payroll, and excise taxes thereon is equal to the Excise Tax. For purposes of determining the Make-Whole Amount, the Employee shall be deemed to be taxed at the highest marginal rate under all applicable local, state, and federal income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the receipt by the Employee of the Payment with respect to which such Excise Tax relates.

      (b) All calculations under Section 7(F)(i) shall be made initially by Capsure and Capsure shall provide prompt written notice thereof to the Employee to enable the Employee to timely file all applicable tax returns. Upon request of the Employee, Capsure shall provide the Employee with sufficient tax and compensation data to enable the Employee or his tax advisor to independently make the calculations described in Section 7(F)(i) and Capsure shall reimburse the Employee for reasonable fees and expenses incurred for any such verification. If the Employee gives written notice to Capsure of any objection to the results of Capsure's calculations within 60 days of the Employee's receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of Capsure ("Tax Counsel"). Capsure shall pay all fees and expenses of such Tax Counsel.
           Pending such determination by Tax Counsel, Capsure shall pay the Employee the Make-Whole Amount as determined by it in good faith. The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Employee


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            owes a greater or lesser amount of Excise Tax with respect to any
            Payment than the amount determined by Tax Counsel. At the request of Capsure, the Employee shall take all reasonable steps to appeal any adverse determination by a Tax Authority with respect to any Excise Tax; provided that Capsure advances to the Employee all reasonable legal fees, costs, and other expenses incurred in such appeal. Should a Tax Authority finally determine that an additional Excise Tax is owed, then Capsure shall pay an additional Make-Whole Amount to the Employee in a manner consistent with this
            Section 7(F) with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by Capsure or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Employee shall repay such excess to Capsure within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Employee on such excess which is not offset by the tax benefit resulting from the reduced Excess Tax.

     G. "Change in Control": For purposes of this Article Seven, a "Change in Control" of Capsure shall be deemed to have occurred if:

      (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 [the "Exchange Act"], as in effect on the date hereof), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof), directly or indirectly, of securities of Capsure representing 51% or more of the combined voting power of Capsure's then outstanding voting securities; or

      (ii) at any time less than a majority of the members of the Board shall be persons who were either nominated for election by the Board or were elected by the Board; or

      (iii) the closing of a merger or consolidation of Capsure with any other corporation, other than a merger or consolidation which would result in the voting securities of Capsure outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Capsure or such surviving entity outstanding immediately after such merger or consolidation; or

      (iv) the stockholders Capsure approve a plan of complete liquidation of Capsure; or

      (v) the closing of a sale or disposition by Capsure of all or substantially all its assets.


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     Article Eight: Indemnification

     Capsure and the Companies will indemnify the Employee (and his legal representatives or other successors) to the fullest extent permitted by the laws of their respective states of their existing certificates of incorporation and by-laws, and the Employee shall be entitled to the protection of any insurance policies Capsure or the Companies may elect to maintain generally for the benefit of their directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Employee or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director or officer of Capsure or any of the Companies. If the existing certificates of incorporation and by-laws of Capsure or the Companies do not provide for indemnity of the Employee to the fullest extent permitted by the laws of their respective states of domicile, Capsure will use its diligent best efforts to cause the amendment of such certificates of incorporation and/or by-laws so as to provide maximum indemnification.

     Article Nine: Certain Additional Payments: No Duty to Mitigate

     The parties agree that the Employee shall not be under any duty to mitigate damages under this New Agreement. In furtherance thereof, it is expressly agreed that if the Employee's employment is terminated pursuant to this New Agreement in a manner which results in the Employee being entitled to additional payments or benefits hereunder, such additional payments or benefits shall not be reduced by all or any portion of any payments or benefits received from parties other than Capsure or the Companies.

     Article Ten: Non-Solicitation

     A. The Employee shall not at any time during the period of his employment by Capsure or the Companies or within five years after termination of his employment by Capsure or the Companies (regardless of the reason for termination), directly or indirectly, solicit any employee of Capsure or the Companies to leave its employ or join the employ of another, then or at a later time, or solicit the employment of, or permit any business of which he is an owner, partner, substantial shareholder or principal executive to solicit the employment of, any person who was employed by Capsure or the Companies, within one year prior to the time of such solicitation.

     B. The Employee acknowledges that the provisions of this Article are reasonable and necessary for the protection of Capsure and the Companies, and Capsure and the Companies will be materially damaged if such covenants are not specifically enforced. Accordingly, the Employee agrees that Capsure and the Companies will be entitled to injunctive relief for the purpose of restraining the Employee from violating such covenants in addition to any other relief to which Capsure and the Companies may be entitled to under this New Agreement.


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     Article Eleven: Jurisdiction and Venue

     The parties hereby irrevocably consent to the personal jurisdiction of and the propriety of venue in the courts of the State of Georgia and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this New Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this New Agreement, or a breach of this New Agreement or any such document or instrument.

     Article Twelve: Law

     This New Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     Article Thirteen: Notices

     All notices hereunder shall be in writing and shall be, (1) sent by registered or certified mail, return receipt requested, or (2) served by personal service. If intended for Capsure, such notice shall be addressed to it, attention of its Chairman of the Board at Capsure's most current address for its executive offices, or at such other address of which Capsure shall have given notice to the Employee in the manner herein provided; and if intended for the Employee, shall be addressed to him at 5557 Stapleton Drive, Dunwoody, GA 30338, or at such other address of which the Employee shall have given notice to Capsure in the manner herein provided. Personal service of notices may be substituted for mailing provided a written receipt of such service is provided by the recipient party. For purposes of this section, notice shall be deemed received upon actual receipt.

     Article Fourteen: Entire Agreement

     This New Agreement constitutes the entire understanding among the parties with respect to the matters referred to herein and no waiver or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this New Agreement are superseded by this New Agreement.

     Article Fifteen: Counterparts

     This New Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     Article Sixteen: Severability

     If any provision in this New Agreement is invalid, illegal or unenforceable, the balance of this New Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.


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     Article Seventeen: Binding Effect

     This New Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any successor of Capsure whether by merger, liquidation, sale of assets, reorganization or otherwise and to the heirs, administrators and personal representative of the Employee, excepting, however, the elective rights of the Employee pursuant to Article Six.

     Article Eighteen: Withholding

     Capsure shall be entitled to withhold from amounts payable to the Employee hereunder such amounts as may be required by applicable law.

     Article Nineteen: Assignment

     Neither this New Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, other than in accordance with the provisions hereof, without the prior written consent of the other party.

     Article Twenty: Effect of Waiver

     The waiver by either party of a breach of any provisions of this New Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

     Article Twenty-One: Headings

     The headings contained in this New Agreement are inserted for convenience only and do not constitute a part of this New Agreement.



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     IN WITNESS WHEREOF, the parties have executed this New Agreement effective
September 30, 1995.

"Capsure"                                 "The Employee"
Capsure Holdings Corp.                    Bruce A. Esselborn

By:   /s/ Sam Zell                        By:  /s/ Bruce A. Esselborn
   ---------------------------------         ---------------------------------
Its:  Chairman                                 Bruce A. Esselborn
   ---------------------------------

dated this 30th day of October, 1995      dated this 1st day of November, 1995
at Chicago, Illinois                      at Atlanta, Georgia

Witness: /s/ Kelly Stonebraker            Witness: /s/ Jane Lowendick
        ----------------------------              ----------------------------


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